Exhibit 12(ff)

Execution Version

PURCHASE AGREEMENT

BlackRock FundsSM (the “Trust”), a Massachusetts business trust, and BlackRock Financial Management, Inc. (“BFM”), a Delaware corporation, hereby agree as follows:

1. The Trust hereby offers BFM and BFM hereby purchases one share of each of the Investor A, Institutional and Class K classes of shares of the Trust’s BlackRock SMID-Cap Growth Equity Fund (the “Shares”) for $10 per Share. The Trust hereby acknowledges receipt from BFM of funds in full payment for the foregoing Shares.

2. BFM represents and warrants to the Trust that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3. “BlackRock FundsSM” and “Trustees of BlackRock FundsSM” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated December 22, 1988, as amended from time to time, which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of “BlackRock FundsSM” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Trust personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 15th day of June, 2021.

BLACKROCK FUNDSSM

By:	/s/ John Perlowski
	Name:	John Perlowski
	Title:	President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT,
INC.

By:	/s/ Janey Ahn
	Name:	Janey Ahn
	Title:	Managing Director